Exhibit 10.8

THIRD AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

THIS THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of November 4, 2010 by and between Silicon Valley Bank (“Bank”) and Enteromedics Inc., a Delaware corporation (“Borrower”), whose address is 2800 Patton Road, Saint Paul, MN 55113.

RECITALS

A. Borrower, as borrower, and Bank, Compass Horizon Funding Company LLC and Venture Lending & Leasing V, Inc., as lenders, entered into that certain Loan and Security Agreement with an “Effective Date” of November 18, 2008, Subsequently, in accordance with that certain First Amendment to Loan and Security Agreement (the “First Amendment”), dated February 8, 2010, between Borrower and Bank, the Borrower and Bank agreed to the terms of the Amended SVB/Borrower Loan Agreement (as defined in the First Amendment and herein referred to as the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement, as herein set forth, and Bank has agreed to the same, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments and Other Provisions.

2.1 Limited Waiver Regarding New Capital Transactions Covenant Defaults. Borrower has failed to comply with the New Capital Transaction Covenant requirements set forth in Section 6.12 of the Loan Agreement for the compliance periods ending August 31, 2010 and October 31, 2010 (the “New Capital Covenant Defaults”). Bank and Borrower agree that the Borrower’s New Capital Covenant Defaults are hereby waived. It is understood by the parties hereto, however, that such waiver does not constitute a waiver of any other provision or term of the Loan Agreement or any related document, nor an agreement to waive in the future this covenant or any other provision or term of the Loan Agreement or any related document.

2.2 Expiration of Forbearance Period. Borrower and Bank acknowledge and agree that the Forbearance Period (as defined in that certain Forbearance to Loan and Security Agreement by and between Borrower and Bank and dated October 5, 2010 (the “Forbearance Agreement”)) has expired. Bank further acknowledges and agrees that the Existing Default (as defined in the Forbearance Agreement) is waived in accordance with Section 2.1 hereof.

2.3 Cash Security for Term Loan. Concurrently herewith, Borrower shall provide cash collateral to Bank in an amount equal to at least the outstanding principal amount of the Term Loan. Such cash collateral shall be maintained in a blocked Collateral Account maintained at Bank (the “Cash Security Account”) and constitutes part of the Collateral. Borrower grants to Bank a security interest in the Cash Security Account and the funds therein to secure the payment and performance of all Obligations of Borrower to Bank, and Bank’s rights with respect to such Collateral are as provided for in the Loan Agreement.

2.4 Release of Cash Security. The funds maintained in the Cash Security Account will remain therein until all of the following have occurred (if ever):

(a) Borrower shall have received aggregate net proceeds from New Capital Transactions of not less than $12,500,000 from the date of the Second Amendment through January 31, 2011, and such proceeds shall be held in Collateral Accounts of Borrower maintained with Bank or Bank’s Affiliates until used in the ordinary course of Borrower’s business; and

(b) Bank shall have received a financial forecast of Borrower through December 31, 2012 (the “Financial Forecast”) which Financial Forecast shall have been approved by Borrower’s board of directors and which Financial Forecast must demonstrate, in Bank’s good faith business judgment, that Borrower will be able to timely repay the Term Loan and all of its other debts and obligations as they become due; and

(c) Based upon such Financial Forecast, Bank and Borrower shall have agreed upon new financial covenants and/or a new financial structure for Borrower’s Obligations and shall have documented the same in form and substance reasonably satisfactory to both Bank and Borrower.

Borrower acknowledges and agrees that if any of the foregoing conditions set forth in this Section 2.4 is not met, the funds maintained in the Cash Security Account shall remain therein until such time as the Obligations are paid in full.

2.5 Suspension of Compliance with Liquidity Ratio Financial Covenant. The requirement that Borrower comply with the Liquidity Ratio Financial Covenant set forth in Section 6.7(a) of the Loan Agreement is hereby suspended through the compliance period ending January 31, 2011.

2.6 Modifications Regarding New Capital Transactions Requirements. Pursuant to Section 6.12 of the Loan Agreement, Borrower is required to have received aggregate net proceeds from New Capital Transactions of not less than $15,000,000 from the date of the Second Amendment through January 31, 2011 (the “January 2011 Requirement”) and $35,000,000 from the date of the Second Amendment through June 30, 2011 (the “June 2011 Requirement”). Bank and Borrower hereby agree that (i) the January 2011 Requirement is hereby amended from “$15,000,000” to “$12,500,000” and (ii) the June 30, 2011 Requirement is hereby deleted.

2.7 Addition of Definition. The following definition is hereby added to Section 13.1 of the Loan Agreement in the appropriate alphabetical order:

“Third Amendment” is that certain Third Amendment to Loan and Security Agreement dated November 4, 2010, between SVB and Borrower.

3. Limitation of Amendments.

3.1 The amendments set forth above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower delivered to Bank on the Effective Date (including the Fifth Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on November 20, 2007), as amended by the Certificate of Amendment filed with the Delaware Secretary of State on July 2, 2009, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6. Effectiveness. This Amendment shall be deemed effective upon the execution and delivery of this Amendment by each party hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

Silicon Valley Bank		Enteromedics Inc.

By:	/s/ Benjaman Johnson	By:	/s/ Greg S. Lea
Name:	Benjaman Johnson	Name:	Greg S. Lea
Title:	Deal Team Leader	Title:	Senior Vice President and Chief Financial Officer